Exhibit 10.29

NATIONAL ACCOUNT AGREEMENT

between

Capstone Green Energy Corporation

("Capstone")

and

Capstone Engineered Solutions (CES)

("Purchaser")

1.

Introduction and Purpose.  This National Account Agreement (this “Agreement”) is between Capstone, a Delaware corporation, located at 16640 Stagg St., Van Nuys, California 91406, and Purchaser, Capstone Engineered Solutions, a California Corporation, located at 27812 Pollensa, Mission Viejo, CA 92692 and is made as of this 20th day of May, 2022 (the “Effective Date”).  Capstone and Purchaser may also be referenced herein individually as a "Party" and collectively as "Parties”.

1.1

Capstone manufactures MicroTurbineTM generator systems and accessories that can be used for electric power generation. Capstone also manufactures and sells replacement, maintenance or spare parts intended for use in the Products (‘Parts”).

1.2

Purchaser desires to purchase certain products from Capstone as set forth in Exhibit 1.2 (“Products”) for its own operation to provide energy as a service, globally and for resale as part of an energy solution, and perform services (as described in Section 4.2)  on Products.

1.3 Capstone authorizes Purchaser (i) to market, actively promote, and sell the Products, Parts, and Services in accordance with the terms and conditions as set forth in this Agreement; and (ii) to appoint dealers to market, actively promote and sell the Products, Parts, or Services in accordance with the terms and conditions as set forth in this Agreement (“Dealers”)]. This Agreement does not authorize Purchaser or Dealers to use the Products, Parts, or Services or provide services related to the Products, beyond the scope of this Agreement.

1.4 Purchaser and Capstone desire to enter into this Agreement in order to agree and establish general terms and conditions of Capstone’s future sales and deliveries of the Products and Parts to Purchaser.

2.

Term. This Agreement will commence on the Effective Date and shall continue for Sixty (60) months unless terminated earlier in accordance with its terms.  Thereafter, this Agreement will automatically for an additional  Sixty (60) month periods unless Either Party provides the other Party with written notice of its intention not to renew this Agreement no later than one-hundred and eighty (180) calendar days prior to the end of the then current term.

3.	Capstone’s Rights and Responsibilities.
3.1

Sale and Supply of Products and Parts.  Capstone agrees to sell Products and Parts to Purchaser for its own use and operation, for purposes of resale to End Users or as part of an energy solution.  Capstone will use reasonable efforts to supply Products and Parts ordered by Purchaser in the quantities and at the times mutually agreed between Capstone and Purchaser and under the terms and conditions set forth in this Agreement.

3.2

Changes to the Products or Parts.  Capstone may change the design, materials and means of manufacture, or otherwise modify, discontinue or limit production of the Products or Parts.  Capstone reserves the right from time to time to allocate, terminate or limit deliveries of any Products or Parts.

4.	Purchaser’s Rights and Responsibilities.
4.1	LEFT INTENTIONALLY BLANK
4.2

Services.  For Products that it owns and operates, Purchaser will establish a plan for the servicing of the Products, either by Capstone Factory Services (“CFS”) or by Purchaser or an end user that has agreed to Capstone’s End User Terms and Conditions (“End User”) after it successfully completes Capstone’s Authorized Service Provider (“ASP”) training.  In no event will Purchaser allow any party engaged by Purchaser to perform any of the functions of an ASP without successfully completing the applicable Capstone training, individually entering into an agreement with Capstone relating to such training, and maintaining his or her certification in accordance with requirements determined by Capstone.  Purchaser will make reasonable efforts to enter into Capstone’s Service Agreement for Services performed on the Products.

4.2.1

Application Engineering Services.  Purchaser agrees to provide all engineering, design, and planning required for the installation of the Products and for identifying the appropriate application(“Application Engineering”).  Purchaser may engage a qualified third party to perform Application Engineering on its behalf, but Purchaser must ensure that the Application Engineering complies with Capstone’s specifications, and Purchaser will bear all responsibility and liability arising from the performance by Purchaser or third party engaged by Purchaser for the Application Engineering. Purchaser

acknowledges and agrees that compliance with Capstone specifications does not guarantee that Products will function in any particular application.  In conjunction with the provision of the Application Engineering, Purchaser will ensure that all necessary permits, licenses, and agreements are obtained and/or executed on behalf of End User.

4.2.2

Installation Services.  Purchaser agrees to coordinate and facilitate the services of a Capstone ASP to direct the installation ("Installation") of the Products and to be responsible for all other labor, materials, equipment, supplies and permits associated with such Installation. Purchaser may also perform Installations for its own Products.  Purchaser will ensure that all Products are installed in accordance with Capstone’s approved practices and procedures, in accordance with all applicable codes and requirements, laws and union regulations, and are operational as a precondition to the applicability of Capstone's warranty.

4.2.3

Commissioning Services.  Purchaser agrees to be responsible for commissioning of the Products, and for all other labor, materials, equipment, supplies and permits associated with such Commissioning.  “Commissioning” includes inspection of the existing installation, making or recommending any necessary adjustments to the existing installation, receiving or ensuring the End User receives operator training based on the Capstone Operations Manual, starting up the Product, and completing the then current Capstone commissioning checklist (“Commissioning Checklist”).  Purchaser will ensure that all Products are commissioned in accordance with Capstone’s approved practices and procedures and Commissioning Checklist as a precondition to the applicability of Capstone’s warranty.  Purchaser will submit a completed Commissioning Checklist to Capstone within fifteen (15) days of Commissioning.

4.2.4

Warranty Services.  Purchaser will perform warranty service and provide warranty parts (“Warranty Services”) consistent with Capstone's Warranties (as defined in Section 6) and Warranty policy and procedures in effect from time to time.  Purchaser will make reasonable efforts to determine whether it or the End User has a valid claim under the Warranty and to identify and replace malfunctioning Parts covered by the Warranty promptly and efficiently in accordance with both the Warranties and Capstone’s policies, procedures, manuals, technical service instructions and guidelines in effect from time to time.  Capstone will retain the discretion to determine whether Purchaser or End User has a valid claim under the Warranty.  Purchaser agrees to use only Parts authorized by Capstone, unless Capstone agrees otherwise in writing.  Whenever possible, Purchaser agrees to use Parts that are remanufactured by Capstone for repairs covered by the Warranty. Purchaser will not recondition or retrofit any Product or Part and will follow Capstone’s then current warranty reimbursement procedure (“Warranty Reimbursement Procedure”) with respect to defective Products and Parts.  Purchaser will keep all defective Products and Parts in a central location for a reasonable period of time, not to exceed six months from the date of the removal of such Products and Parts, for Capstone's inspection and, upon request from Capstone and at Capstone’s expense, will promptly return some or all such defective Products and Parts to Capstone.  Any such returned Products and/or Parts will become the property of Capstone.  Purchaser will not instruct an End User to return any Product or Part directly to Capstone, and Purchaser will not do so itself.  Purchaser will have the right and obligation to provide Warranty Services for all Products that it purchases.

4.2.5

Maintenance and Repair Services.  Purchaser will perform maintenance service, parts support, service after warranty, FPP, and other maintenance or repair operations as may be necessary to ensure proper and efficient operation of the Products (“Maintenance and Repair Services”).  Purchaser agrees to perform the Maintenance and Repair Services in compliance with Capstone’s policies, procedures and manuals in effect from time to time.  The provision of Parts and labor that are not covered by Warranty will be performed on a contract or time and materials basis. Purchaser will use only Parts authorized by Capstone, unless Capstone agrees otherwise in writing.  Purchaser will provide Maintenance and Repair Services for all Products that it purchases.

4.2.6

Call Center Services.  Purchaser will provide call center services twenty-four (24) hours per day and seven (7) days per week and dispatch field technicians to the extent required.  Purchaser agrees to maintain a record of reported site events, commissioned equipment configurations (including serial numbers of original and replacement Parts) and field modifications installed on contracted systems by Purchaser.  Prior to contacting Capstone’s technical support engineers, Purchaser agrees to (i) act as the primary interface through direct communication with End Users concerning problems, defects, and failures related to the Products; (ii) search Purchaser’s problem database for known problems and provide existing corrections, fixes, and directions for corrective action; and (iii) use reasonable best efforts to accomplish problem determination, isolate any problem to a specific component, and report and document such problems.

4.3	Exchange and Provision of Information.
4.3.1

Warranty Information.  Upon notification to Purchaser that Capstone has received and accepted a completed Commissioning Checklist, the Capstone warranty on the Product will transfer from Purchaser to the End User (if Purchaser is not the End User).  Purchaser will inform the End User that in order to maintain warranty coverage, all service and maintenance, including warranty services, parts support, and other maintenance or repair operations conducted on End User’s Products must be performed and provided by CFS, Purchaser, or an ASC.

4.3.2

Safety Notices and Operating Instructions.  Purchaser will provide the End User with all safety notices, operating instructions, and service bulletins for the Products issued by Capstone, including any updates, modifications or revisions to the safety notices, operating instructions, and service bulletins.

4.3.3

Remote Monitoring Information.  Purchaser will inform End Users that every MicroTurbine™ includes software and hardware which allow for the remote monitoring of performance of the Product and collection of information related to the Product.

4.3.4

End User License.  Purchaser agrees to include Capstone’s “End User License” in each agreement for sale of the Products entered into by Purchaser and End Users.  Purchaser shall furnish a copy of such End User License to the End User upon delivery or Commissioning of each Product.  Purchaser acknowledges that the delivery to End User of an End User License for each sale, is a material obligation under this Agreement.  Capstone’s End User License in effect on the Effective Date is attached hereto as Exhibit 4.3.4 to this Agreement.

4.3.5

Information to Purchaser Personnel.  Purchaser agrees to provide all parties it engages with product and service bulletins prepared by Capstone within twenty-four (24) hours of receipt by Purchaser.  Purchaser will notify Capstone if any bulletin is unclear or if Purchaser or requires further clarification.  Purchaser will ensure that all parties it engages are informed and up to date with respect to Capstone service bulletins.  Purchaser will also ensure that any action described or required by a service bulletin is performed on a timely basis by parties it engages on all Products sold by Purchaser.

4.3.6

Information to Capstone.  Purchaser will provide Capstone with: (i) the location and use of each Product that is Commissioned by Purchaser; (ii) field service reports in accordance with Capstone’s then current work instructions; and (iii) data collection services in the form of field service reports, Commissioning Checklists, warranty claims, and information collected in accordance with Section 4.2.4 and/or 4.2.6 of this Agreement.

4.4	Business Practices.
4.4.1

Training.  Purchaser agrees to require parties it engages to participate in Capstone training in order to become knowledgeable about the Products, Parts and Services.  Purchaser will pay the course fee and all travel, lodging, and related costs for sending personnel to attend such courses.  At Purchaser's request, Capstone will send Capstone personnel to present training courses at Purchaser’s location for parties engaged by Purchaser, provided that Purchaser will pay all travel, lodging, and related costs, including the course fee.

4.4.2

Adequate Facilities, Staff, Equipment and Parts.  Purchaser will provide and maintain adequate service facilities, vehicles, tools, and a staff of trained service personnel in order to provide Services in a professional and timely manner.  Purchaser agrees to purchase and maintain a sufficient inventory of Parts as recommended by Capstone’s then current uniform parts inventory stocking guidelines (the “Stocking Guidelines”) in effect from time to time and based upon Purchaser’s field population of Products to be serviced.  Capstone will replace any Parts on the Stocking Guidelines that become obsolete, however, if Purchaser decides to stock a Part that is not on the Stocking Guideline or to stock a quantity of Parts in excess of the Stocking Guidelines and such Parts become obsolete, Capstone will have no obligation to replace them.

4.4.3

Professional Standards.  Purchaser agrees to ensure that all parties it engages comply with professional standards of conduct typical of a well run business in order to enhance and support the reputation and goodwill of Capstone and its Products and Parts.  If, for any reason, Purchaser is unwilling, unable to or incapable of performing any of its obligations under this Agreement and Capstone has to act in order to ensure performance of its Products, whether or not Capstone terminates this Agreement as a result thereof, Purchaser shall reimburse Capstone for any and all reasonable costs or expenses incurred.  Before taking remedial action under this Section 3.5.3, Capstone agrees to provide written notice to Purchaser and to provide Purchaser with an opportunity to cure its failure to perform.  Such cure period will not exceed seven (7) days for Products that have been commissioned and are already in service or thirty (30) days for Products not yet commissioned.

4.4.4

Insurance.  Purchaser will secure and maintain commercial general liability insurance, covering Purchaser and Purchaser’s employees, with an admitted carrier (licensed to do business in the state in which Purchaser maintains its principal place of business) and with a carrier having at least an “A” BEST rating (a “Permitted Carrier”).  Subject to increases that may be necessary due to End User requirements and usual and customary business practices, which may impact the following, such policies will include: (1) commercial general liability; (2) auto liability; (3) umbrella liability; (4) property; (5) professional liability; and (6) workers’ compensation insurance (which is an actual workers’ compensation policy) each with a Permitted Carrier and at limits no less than those described in Exhibit 4.4.4 to this Agreement.  No coverage of any kind will include exclusions with respect to microturbines and associated parts and accessories.  Such coverage will be primary and non-contributory.  The Commercial General Liability policy will include Capstone as an additional insured.  All policies will afford a thirty (30) calendar day prior written notice of cancellation, reduction of coverage, change of terms and conditions and/or renewals and all policies will include a waiver of subrogation by the carrier in favor of Capstone.  Periods for such coverage will be concurrent with all underlying coverage. Coverage will be afforded using the same policy form as all underlying liability coverage.  Purchaser will annually provide Capstone a certificate of insurance evidencing such coverage.  All coverage will be on either an occurrence basis or a claims made basis.  If the coverage is on a claims made basis, Purchaser hereby agrees that prior to the effective date of termination of Purchaser’s current insurance coverage, Purchaser will either procure a replacement policy having a retroactive date no later than the Effective Date of this Agreement or purchase unlimited tail coverage in the amounts required in this Exhibit 4.4.4 for all claims arising out of incidents occurring prior to termination of Purchaser’s current coverage or prior to termination of this Agreement and provide Capstone a certificate of insurance evidencing such coverage.  The total premium costs for such tail coverage will be borne by Purchaser.

4.4.5

Operations and Expenses.  Unless otherwise expressly set forth in this Agreement, Purchaser is responsible for all of its own expenses and parties it engages in performance of its obligations under this Agreement.  Purchaser will provide such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement.  Purchaser agrees that it will incur no expense chargeable to Capstone, except as may be specifically authorized in advance in writing in each case by Capstone.

5.0	Orders, Pricing, Payment
5.1

Customer Relations Management and Communications Tool; Annual Forecasts.  Beginning 30 (30) days from the Effective Date, Purchaser will utilize Capstone’s Customer Relations Management (“CRM”) system through Salesforce.com On an annual basis at the beginning of each of Capstone’s fiscal years, Purchaser shall provide good faith projections of the sale of Products for the following twelve months. Purchaser’s non-binding forecasts will reflect Purchaser’s good faith expectations of total End User demand, and Purchaser will act in a commercially reasonable manner in developing its forecasts to avoid creating production capacity problems for Capstone.

5.2 Application Information.  Purchaser will provide Capstone with the location where the Products will be installed and the proposed application for the Products.  Purchaser agrees to provide this information using Capstone’s Application Information Form which shall be provided to Purchaser upon request. Purchaser understands and agrees (and will advise End Users) that the implementation and final design of the application is solely the responsibility of Purchaser and End User and Capstone in no way guarantees or warrants any aspect of the design or application or ensures performance.

5.3 Pricing. Capstone will price Products and Parts according to its price lists which may be modified from time to time, with thirty (30) days advance written notice of the effective date of such change.  Purchaser will receive a Twenty Five percent (25%) discount on all new Products purchased by Purchaser and a Twenty percent (20%) discount on all Parts and FPP’s (collective the “Discount”) purchased by Purchaser.  Purchaser will pay Capstone the prices derived by applying the Discount to the list prices in effect at the time an Order is acknowledged. All pricing and payments will be made in U.S. dollars Purchaser will pay all taxes, duties, tariffs, freight, freight packaging, and insurance for the Products, accessories and Parts.

5.4 Ordering Requests. To order Products and/or Parts (an “Order”), Purchaser will deliver to Capstone an ordering request (“Ordering Request”) through its CRM, Salesforce.com, which identifies the model number, configuration, quantity, proposed delivery date, and price for each Product and/or Part (“Order Price”) ordered under this Agreement, along with bill-to and shipping addresses and a non-refundable deposit of twenty percent (20%) of the Order Price (“Deposit”). Such Ordering Request shall not contain, and Capstone shall not be bound by, any terms or conditions in addition to or different from those described in this Agreement. All Orders are subject to acceptance by Capstone and Capstone reserves the right to refuse an Order on any basis. If Capstone accepts an Order from Purchaser, Capstone will issue to Purchaser an acknowledgement of such order (“Order Acknowledgement”).

5.5 Payment Terms. The purchase price less the Deposit, plus any other amounts payable by Purchaser must be paid to Capstone via one of the following methods: (i) an irrevocable Letter of Credit (defined below) for the full value of the Order delivered to Capstone no less than one week prior to the Target Shipment Date (defined below); or (ii) cash payment via bank wire to Capstone’s designated account with wire acceptance by Capstone’s bank no less than one week prior to the Target Shipment Date (defined below).  All prices are in US dollars.

5.6 Order Cancellation. Capstone’s fixed manufacturing window is the time period during which components are allocated against an Order, parts are staged, subassemblies are built, and the Products are assembled.  The fixed manufacturing window is six weeks prior to the acknowledged shipment date of an Order (“Fixed Manufacturing Window”).  Orders cancelled prior to the Fixed Manufacturing Window are subject to a cancellation charge, which will be satisfied by Capstone’s retention of any Deposit.  If Purchaser cancels an Order within the Fixed Manufacturing Window, Purchaser will forfeit any Deposit, pay Capstone when invoiced an additional cancellation charge of 10% of the total value of the cancelled Order, plus a charge to be determined by Capstone on a case-by-case basis for restocking of parts and expenditure of labor, which charge will not exceed a maximum of 50% of the total value of the cancelled Order

5.7 Order Changes. Purchaser may change the specifications of an Order (“Order Change”), and such Order Change will be considered subject to material availability and manufacturing capacity.  Order Changes may affect the shipping date, will be subject to re-pricing, and may be subject to a change fee which will be determined by Capstone on a case-by-case basis for any costs incurred by Capstone as a result of the Order Change.  Deletions to an Order are subject to the provisions of the order cancellation policy as stated in Section 5.6.

5.8

Compensation for Warranty Repairs; Service Parts. Capstone will compensate Purchaser for services associated with repairs covered by the Warranties upon receipt and approval of a valid warranty claim form per Capstone’s Warranty Reimbursement Procedure.  In order to qualify for compensation, Purchaser must: (i) be current on all payments owed to Capstone, (ii) provide Capstone with written notice of claims covered by the Warranty within thirty (30) calendar days after the claimed warranty event, and (iii) must provide proof of purchase of the Part for which End User seeks coverage under the Warranty.  Capstone will pay Purchaser for its labor based on the “Warranty Reimbursement Rate” (attached as Exhibit 5.7) and based on Capstone’s then current Warranty Service Flat Rate Schedule for the removal and replacement of serviceable components for removal and replacement of serviceable components.  Capstone will reimburse Purchaser for the price of Parts owned by Purchaser at the time of the failure and used by Purchaser to provide Services covered by the Warranties at the rate of ten percent (10%) below the then current recommend list price.  However, in the event that Purchaser did not stock the Part required for a warranty repair, such Part will be provided by Capstone with no compensation to Purchaser for the Part.  Capstone reserves the right to verify any claims that a Product requires service under the Warranties. If Capstone determines that any Product or Part is free from material defects or otherwise conforms to Capstone’s obligations and Warranties under this Agreement, Purchaser will pay all reasonable costs of such determination, including any labor, travel, transportation and shipping expenses.

6.0 Shipment

6.1

Target Shipment Date.  Upon issuance of the Order Acknowledgement, Capstone will establish a target date or range of dates when the Order will be ready for shipment (“Target Shipment Date”).  If Capstone and Purchaser agree, Capstone may ship ahead of the Target Shipment Date. Capstone will inform Purchaser of any changes to current lead times or to the acknowledged Target Shipment Date as information becomes available.  Notwithstanding the issuance of an Order Acknowledgement, Capstone reserves the right, in its sole discretion, to refuse to ship an Order if Purchaser is in breach of payment terms or any other material provision of this Agreement and such breach has not been cured (if a cure period is contemplated by this Agreement for such a breach).

6.2

Shipment.  All shipments will be made EXW Capstone’s facility (as EXW is defined in Incoterms 2010).  As a courtesy to Purchaser, Capstone may arrange for shipment of the Order on its preferred carrier, unless a carrier is specified by Purchaser in the Ordering Request.  For Orders not picked up within one (1) week of notification that the Orders are ready for shipment, Capstone may, at its sole option, ship the Orders via its preferred carrier to the ship-to address specified in the Ordering Request at Purchaser’s expense.  All transportation, insurance, freight, shipping and handling costs, fees, duties, or taxes incurred by Capstone will be invoiced to Purchaser either with the delivery/shipment invoice or at the end of each calendar month. Title will pass to Purchaser on shipment.  Transportation insurance coverage procured by either Party will, at a minimum, cover one hundred and ten percent (110%) of the total value of the Order.

6.3

Shipment Changes.  Requests to extend the Target Shipment Date will be considered on a case-by-case basis, but the Order Price may be affected if a price increase occurs between the original and the new shipment date.

Additionally, Capstone may charge a fee of 1% per week for requested extensions of the shipment date, up to a maximum of 60% of the Order Price. Capstone will have the right to set off any claim Capstone may have as a result of an extension in the shipment schedule. Requests for shipment dates earlier than the Target Shipment Date will be considered on a case-by-case basis subject to manufacturing capacity and material availability, and may be subject to an increase in Order Price.

7.0	Representations and Warranties; End User License.
7.1

Purchaser represents, warrants, and covenants that: (i) it is qualified to do business in every jurisdiction in which such qualification is necessary and has the right, power, and authority to enter into this Agreement and to perform fully its obligations hereunder; (ii) the entering into of this Agreement by it does not violate any agreement existing between it and any other person or entity; (iii) it has obtained or will obtain all licenses and permits necessary for it to perform its obligations under this Agreement; and (iv) all information provided by Purchaser to Capstone concerning the intended use of the Products and Parts and its ability to pay for the Products and parts is complete and accurate. Purchaser acknowledges that compliance with this Section 7.1 is a material obligation under this Agreement.

7.2

End User License. Purchaser acknowledges and agrees that the Products are sold subject to the “End User License” as set for in Exhibit 7.2 of this Agreement. Purchaser agrees to be bound by the terms as set forth in the End User License.  Purchaser acknowledges and agrees that every Capstone microturbine includes software and hardware which allow for the remote monitoring of performance of the Product and collection of information related to the Product and that Capstone will regularly utilize the remote monitoring software and hardware to access and obtain information related to the Product and/or its use. Purchaser will not impeded or deny remote monitoring by Capstone under any circumstances. Purchaser acknowledges that compliance with this Section 7.2 is a material obligation under this Agreement.

8.	Capstone’s Warranties. Capstone’s warranties in effect on the Effective Date are attached as Exhibit 8 to this Agreement (“Warranties”).
8.1

Transfer of Warranties.  Capstone provides the Warranties to Purchaser.  Upon notification to Purchaser that both Capstone and End User (if applicable) have received and accepted a completed Commissioning Checklist, the then unexpired portion of the Warranties will transfer from Purchaser to End User (if applicable).  With the exception of this permitted transfer, the Warranties may not be sold or transferred to any other party.  The Warranties will not apply until an authorized party has completed Installation and Commissioning of the Product, completed Capstone’s Commissioning Checklist, and Purchaser has received notification that both Capstone and End User (if applicable) have received and accepted a completed Commissioning Checklist.

8.2

Condition to Effectiveness of Warranties.  Among other conditions that may be specified in the Warranties, the Warranties shall only apply to a Product if: (a) the Installation was properly performed by an ASP; and (b) both Capstone and Purchaser and End User (if applicable) have accepted Capstone’s Commissioning Checklist completed by a party authorized by Capstone.  No Warranty will apply unless all service and maintenance, including warranty services, parts support, and other maintenance or repair operations conducted on any Products is performed and provided by Purchaser, an ASP, or CFS. No warranty shall apply if Purchaser repackages, or changes in any manner, the “as-shipped” configuration of any Product or Part without express written consent by Capstone.

8.3

Additional Warranties.  Capstone shall have no obligation with regard to any warranties given by third parties which are beyond the obligations provided in the Warranty for the applicable Product, Parts or Services.

8.4

Changes to Terms of Warranties.  Capstone may modify, change or revise the Warranties at any time upon notice to Purchaser, with such modifications, changes or revisions applicable for any Products or Parts that are ordered after the date of any such modification, change or revision. In such event, the modified warranties will apply only to orders not yet placed by the Purchaser.

8.5

Refurbishment of New Unused Products.  In the event that Installation and Commissioning are delayed and the applicable Warranties expire on any Products in Purchaser’s possession, Purchaser may have the Products refurbished by Capstone at Purchaser’s expense.  Once refurbishment is complete, the refurbished Products shall be covered by the Capstone Turbine Corporation New System Limited Warranty or the Capstone Turbine Corporation Signature Series New System Limited Warranty, as applicable, as if such refurbished Products were newly manufactured.

8.6

Exclusive Remedy.  Purchaser's and End User’s exclusive remedy shall be correction of nonconformities in the manner and for the time provided in the Warranties.  Performance by Capstone in the manner specified shall constitute fulfillment of all liabilities of Capstone (including any liability for direct, indirect, special, incidental or consequential damage) whether in warranty, contract, negligence, tort, strict liability, or otherwise with respect to any non-conformance of or non-conformity or deficiency in the Product supplied.

8.7

Conflicting Provisions.  The foregoing limitations of Capstone’s warranty obligations and Purchaser’s and End User remedies, as provided for in this Section 8, shall prevail over any conflicting or inconsistent provisions contained in any Ordering Request that may be issued pursuant thereto.

9.

Trademarks and Branding.  Capstone confirms and Purchaser acknowledges that Capstone is the owner of all right, title, and interest in and to the Capstone trademarks.  Purchaser shall have no ownership, right, title, or interest in and to the Capstone trademarks.  Purchaser will have the right, for so long as this Agreement remains in effect, to use the Capstone trademarks solely in marketing and renting Products and Parts under the terms and conditions of this Agreement and in accordance with Capstone’s specifications as to style, color, and typeface for the Capstone trademarks as specified in the Policy Manual.  Purchaser shall have no right to register any Capstone trademark and all good will in the Capstone trademarks shall inure to the sole benefit of Capstone.  Upon the termination of this Agreement, Purchaser shall take all action necessary to transfer and assign to Capstone or Capstone's nominee any right, title, or interest in or to any Capstone trademarks that Purchaser may have acquired in any manner as a result of the marketing or renting, of any Product or Part, and Purchaser shall cease using any Capstone trademarks.

10. Financial Records.  Upon request, Purchaser may provide a statement evidencing its financial condition.  If Purchaser is:

10.1	Publicly held, its Annual Report will satisfy this requirement.
10.2	Privately held, it will prepare/provide a consolidated financial statement (certified as true and correct by an authorized party of Purchaser) to Capstone’s Chief Financial Officer (“CFO”).
11.	Term and Termination.

11.1Term.  This Agreement may be renewed by mutual written agreement of the Parties. Renewal of this Agreement may be initiated by either Party.  Each Party will endeavor to provide the other Party with written notice of its intention to renew this Agreement no later than sixty (60) calendar days prior to the end of the then current term.  If the Parties agree to a renewal of this Agreement, then this Agreement will continue for such term and on such terms and provisions as the Parties mutually agree.  If the Parties do not reach agreement, this Agreement will expire at the end of the then current term.

11.2Termination for Cause.  Either Party may terminate this Agreement immediately by delivering to the other Party written notice of such termination in the event of any of the following:

11.2.1	Breach of any material term or condition of this Agreement;
11.2.2	Breach of any non-material term or condition of this Agreement that continues uncured for thirty (90) calendar days following written notice thereof;
11.2.3	Breach of the confidentiality or nondisclosure provisions contained in this Agreement, or the breach of any NDA (as defined below) by either Party or by the parties engaged by either Party;
11.2.4

Any attempted or actual transfer or assignment of this Agreement or any right or obligation hereunder, whether by operation of law, change of control or otherwise, without the prior written approval of the other Party;

11.2.5	Failure to pay when due any amount owed to the other Party that goes uncured more than 90 days;
11.2.6

Execution of an assignment for the benefit of creditors, or the commencement by or against a Party of voluntary or involuntary proceedings (which are not dismissed within sixty (60) calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of the Party, if a receiver is appointed for it for all or substantially all of its assets, or if a substantial portion of its goods or properties shall be taken in execution;

11.2.7	The Party ceases to do business or otherwise terminates its business operations relevant to this Agreement;
11.2.8	Control of Purchaser is obtained directly by any competitor of Capstone who is engaged in the marketing, sale or service of products competing with Capstone Products;
11.2.9

The Party merges into any entity, or the Sale of a Controlling Stock Interest (as defined below) in the Party occurs, in each case other than in a transaction in which the person or persons controlling the surviving, continuing or acquiring person after the transaction is or are substantially identical to the person or persons controlling the Party before the transaction.  For purposes hereof, “Sale of a Controlling Stock Interest” means the acquisition by any “person” or “group” as such terms are defined under the Securities Exchange Act of 1934, of 50% or more of the voting securities of the Party; or

11.3Left Intentionally Blank

11.4Deliveries.  In the event Capstone terminates this Agreement for cause, deliveries for Orders committed to by Capstone prior to either notice of termination or the date of the termination may continue, at Capstone's sole option, if at all, in accordance with the existing delivery schedule, which Purchaser may not reschedule.  In the event Purchaser terminates this Agreement for cause or either Party terminates this Agreement for convenience, deliveries will continue in accordance with the existing delivery schedule, which neither Party may reschedule.

11.5Payment.  Termination of this Agreement for any reason shall not release Purchaser or Capstone from paying any amount that such Party may then owe to the other Party and such amounts shall become immediately due and payable on the date of termination.  Termination does not relieve Purchaser of the obligation to pay for Products or Parts ordered prior to either notice of termination of this Agreement or the termination of this Agreement and shipped by Capstone.  In the event Capstone does not ship an Order, as permitted by Section 11.4, the Order shall be deemed cancelled and shall be subject to the provisions of the order cancellation policy as stated in Section 5.6.

11.6Survival After Termination.  All provisions of this Agreement that contemplate performance or observance following its termination or expiration, including, but not limited to, Sections 11.5, 12, 13 and 17 of this Agreement and any NDA (as defined below), shall survive its termination or expiration.

11.7No Waiver for Failure to Terminate.  The failure by either Party to terminate this Agreement for a default or breach of this Agreement shall not constitute a waiver of the right to terminate this Agreement for any default or breach or any other or subsequent default or breach.

11.8Effect of Termination Notice.  Upon written notification from either Party of its intent to terminate for cause or for convenience (a “Termination Notice”), Purchaser shall not issue new contracts to provide Service, or extend or renew any contracts to provide Service following the date of such Termination Notice.

11.9 Assignment of FPP Contracts Upon Termination.  Upon termination of this Agreement, Capstone will have the right of first refusal to assume some or all of Purchaser’s FPP contracts. (“Assigned FPP Contracts”).  Purchaser agrees to provide to Capstone the complete files and documentation maintained by Purchaser for each Assigned FPP Contract so that Capstone may continue FPP services seamlessly to such End User.  Purchaser and Capstone will determine the appropriate amount of compensation due either party for each Assigned FPP Contract on a case-by-case basis.  Purchaser will provide all reasonable assistance to Capstone to fulfill the FPP service obligations under the Assigned FPP Service Contracts and/or to secure a qualified replacement for Purchaser.

11.10No Ongoing Rights.  Following any termination or expiration of this Agreement, Purchaser agrees that Purchaser will have no continuing right to serve the Products and provide Parts and Services (other than Purchaser’s existing obligations to provide Services which are not obligations owed pursuant to Assigned Service Contracts) regardless of when and under what circumstances this Agreement is terminated.

12.	Confidential Information and Intellectual Property.
12.1

Definitions. “Confidential Information” means any information disclosed by a Party hereto (the Disclosing Party”) to the other Party (the “Recipient”) or derived or learned as a result of the disclosure of Confidential Information or incident to the relationship governed by this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects that relates to:

12.1.1"Intellectual Property,” which means all ideas, concepts, processes, techniques, inventions, innovations, products, formulas, technologies, know-how, data, discoveries, works of authorship, copyrightable works, patent rights, trade secret rights, copyright rights, trademark rights, service mark rights, or other intellectual property arising out of, embodied in, or related to the Products or Parts or the technology of a Party, and any enhancements, improvements, derivative works, and other derivations thereof, whether now in existence or hereafter developed, invented or otherwise derived; and/or

12.1.2”Business Information,” which means any and all (i) internal business procedures and business plans, including, but not limited to, distribution, resale, and licensing information and techniques, processes and equipment, technical and engineering data, vendor names and information, ideas for new technology and products; (ii) marketing information and materials, such as marketing and development plans, forecasts and assumptions, financial data, price lists, policies and procedures, and customer and prospect lists and data; (iii) this Agreement and/or any of the terms and provisions of this Agreement, the business relationship of the Parties; and (iv) other such information that relates to the way in which the Disclosing Party conducts its business, in each case whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or developed or created at any time during the term of this Agreement.

12.1.3Exclusions. Notwithstanding anything to the contrary contained in this Agreement, Confidential Information shall not include any information that a Recipient can establish, by means of its written records or other competent, written evidence: (i) was publicly known and available in the public domain prior to the time of disclosure to the Recipient by the Disclosing Party; (ii) becomes publicly known and available in the public domain after disclosure to the Recipient by Disclosing Party through no action or inaction of Recipient; (iii) is lawfully in the possession of Recipient at the time of disclosure by the Disclosing Party; (iv) is independently developed by Recipient without use of or reference to the Disclosing Party’s Confidential Information by individuals who were not exposed to Disclosing Party’s Confidential Information; or (v) is received from a third party who is not subject to any duty of confidentiality to the Disclosing Party.

12.2

Confidential Information.  A Recipient shall not disclose or use Confidential Information of the Disclosing Party for any purpose other than expressly allowed under this Agreement and shall take all reasonable and prudent measures necessary to protect the Confidential Information of the Disclosing Party.  Each Recipient further acknowledges that, without limiting any other remedies available under this Agreement, any disclosure of the Disclosing Party’s Confidential Information in violation of this Agreement constitutes irreparable injury to the Disclosing Party that will entitle the Disclosing Party to injunctive relief.  To the extent that the Parties have entered into a nondisclosure agreement (“NDA”) prior to the execution of this Agreement, the terms of such NDA are incorporated by reference into this Agreement.  The terms of this Agreement shall prevail over any conflicting or inconsistent provisions contained in the NDA.  The Parties’ obligations under the foregoing provisions shall remain in effect and continue to bind the Parties for five (5) years after the expiration or earlier termination (for any reason) of this Agreement; provided, however, Recipient’s obligation to maintain the secrecy of Capstone’s trade secret information shall continue for so long as such information is entitled to trade secret protection under California law.

12.3	Product Modification and Reverse Engineering. Purchaser shall not in any manner, directly or through others, modify or disassemble for the purpose of reverse engineering any Products or Parts.
12.4

Ownership of Confidential Information, Intellectual Property Rights.  All Intellectual Property rights and Confidential Information relating to Products, Parts, and Services, and all other information provided by Capstone to Purchaser under this Agreement, shall remain the sole property of Capstone and shall be returned promptly to Capstone upon termination or expiration of this Agreement (alternatively, Purchaser may provide certification that such documents, copies thereof and notes and memoranda containing such Capstone Confidential Information have been destroyed such that no Capstone Confidential Information may be gleaned from them).

12.5

Third Party Obligations for Confidential Information, Intellectual Property Rights.  If Purchaser engages or uses any third party in the execution of any of its obligations under this Agreement, Purchaser shall cause each such third party to be bound by an enforceable written agreement, of which Capstone is expressly made a third party beneficiary, with terms and conditions protecting Capstone’s Intellectual Property and Confidential Information, and shielding Capstone from liabilities of all types, that are at least as stringent as those set forth in this Agreement.  Purchaser represents and warrants that each such written agreement, which does not include Capstone as a signatory party, shall be enforceable against the third party by Capstone.

12.6

Ownership of Intellectual Property Rights for Development Efforts.  The Parties shall endeavor to establish their respective intellectual property rights prior to undertaking any development efforts. In the absence of such determination of rights, and subject to Section 12.4 above, the Parties shall jointly own any rights to new technology or to improvements to existing technology that result from any development efforts. The Parties shall cooperate to ensure protection of those rights, whether by patent, trade secret, trademark, copyright, or other such protection; provided, however, that in the event of any such rights that are jointly owned, neither Party shall be required to account to the other Party for any exploitation of those jointly owned rights.

12.7

Press Releases.  Press releases and other like publicity, which mentions this Agreement or the other Party by name, shall not be released without the prior written consent of the other Party, which consent will not be unreasonably withheld.  No such prior written consent shall be required if the foregoing information is enclosed in disclosure reports and filings which either Party is required to make as a matter of law.

13.

Compliance with Applicable Law.  Purchaser shall ensure that the Services and use of Products and/or Parts, comply with all applicable laws, rules, regulations and standards in jurisdictions in which they are being used. Purchaser shall obtain and maintain, at its sole expense, any and all certifications, licenses, other authorizations, ratings, approvals and interconnection arrangements required or advisable under the applicable laws and in all jurisdictions in connection with installation, commissioning and use of Products and/or Parts. Without limiting the generality of the foregoing, Purchaser shall supply and fit all signs and safety notices to the Products and Parts and make available all information required to ensure that Installation complies with applicable local laws and regulations. Capstone shall assist Purchaser where possible by all reasonable means in obtaining such approvals.

13.1

Improper Payments.  Purchase and Capstone represent and warrant that they have not made, or promised to make, any payment to any public official in violation of the United States Foreign Corrupt Practices Act or other applicable laws.  Purchaser and Capstone represent and warrant that they are aware of the applicable United States regulations governing bribery, agency, and government purchases and any other relevant regulations and that they shall comply with such rules and regulations.  Each Party agrees to indemnify and hold the other harmless from and against the consequences of a violation by it of this provision.

13.2

Export Regulations.  Purchase represents and warrants that it has and will comply in all material respects with all provisions of United States export regulations and laws.  Purchaser acknowledges that it has read and is familiar with these regulations and laws and will, for a period of at least two (2) years after the expiration or earlier termination of this Agreement, fully comply with all provisions of these regulations and shall permit Capstone’s representatives and/or representatives of the United States government to inspect all such records as may be required.  Purchaser agrees to provide Capstone, upon Capstone’s request, with copies of bills of lading and other shipping documentation in order to demonstrate Purchaser’s compliance with the foregoing.  Purchaser will obtain written assurance from End Users of the Products that they are not intended to be used for any purpose prohibited by United States export laws and regulations and will provide Capstone with such information and documentation as Capstone reasonably requests in order to verify that Purchaser’s export of the Products complies with applicable United States export regulations and laws

14.

DISCLAIMER.  EXCEPT AS SET FORTH IN Section 7.2 (PuRSUANT TO CAPSTONE’S END USER LICENSE) AND Section 8 (FOR THE WARRANTY GIVEN TO PURCHASER) NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY ARE GIVEN IN RESPECT OF PRODUCTS OR PARTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES HEREBY ARE EXPRESSLY DISCLAIMED.

15.	Intellectual Property Infringement Protection.
15.1

Capstone, at its own expense, will defend or at its option settle, any claim, suit or proceeding brought against Purchaser, and pay any liabilities, damages and costs awarded in any such suit or proceeding, if the suit or proceeding is based on a claim that a Product or Part infringes any United States Intellectual Property right of any third party (other than those arising out of conditions described in Section 15.3).  Capstone shall have the liability expressed in this paragraph with respect to a claim that a Product or Part infringes any United States Intellectual Property right of any third party, provided that:

15.1.1Purchaser or its End User, as applicable, notifies Capstone in writing within ten (10) calendar days of the receipt of any such claim;

15.1.2Capstone has sole control of the defense of such claim and all related settlement negotiations;

15.1.3Purchaser and its End User makes no admission of any such alleged infringement; and

15.1.4Purchaser and its End User, as applicable, provides Capstone with assistance, information and authority necessary to perform Capstone’s duties under this paragraph.  Capstone will reimburse Purchaser for its reasonable and out-of-pocket costs in support of Capstone’s request for such assistance or information.

15.2

If a Product or Part is held, or believed by Capstone, to infringe any United States Intellectual Property right of a third party, Capstone shall have the sole option in its sole discretion and at its sole expense to:

15.2.1modify the Product or Part to cause the same to be non-infringing;

15.2.2obtain a license to continue using the Product or Part for Purchaser; or

15.2.3refund the fees paid for the Product or Part upon return of such Product or Part to Capstone at its expense, depreciated over a three (3) year period.

Capstone shall have the right to refuse to supply additional Products or Parts subject to a claim or threatened claim of infringement.

15.3

In no event shall Capstone be liable for any claim of infringement, and Purchaser and End User agree to protect and defend Capstone in the same manner and extent that Capstone has agreed to defend Purchaser as set forth in Section 15.1, when such claim is based on the use of any Product or Part altered in whole or in part by Purchaser and/or its End User or used in connection with any equipment, process, software or technology other than that necessary for use of the Product or Part for the particular application as contemplated by the Capstone Operations Manual and all applicable specifications.

15.4	THE FOREGOING STATES THE EXCLUSIVE LIABILITY OF CAPSTONE FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS UNDER THIS AGREEMENT, AND IS IN LIEU OF ALL WARRANTIES,

EXPRESS, IMPLIED OR STATUTORY IN REGARD TO THOSE ITEMS, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.  The limitations contained in Section 16.1 of this Agreement shall also apply.

15.4	Purchaser agrees to provide the End User with the information contained in this Section.
16.	Limitation of Liability in General.
16.1

Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, CAPSTONE SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND; or for: LOST GOODWILL, LOST PROFITS, LOST BUSINESS, COST OF COVER OR OTHER INDIRECT ECONOMIC DAMAGES, AND FURTHER INCLUDING INJURY TO PROPERTY, WHETHER SUCH CLAIM IS BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, REGARDLESS OF WHETHER CAPSTONE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

16.2

Capstone’s aggregate liability to Purchaser with respect to any claims which are permitted pursuant to this Agreement and are not otherwise disclaimed or limited pursuant to the terms of this Agreement shall in no event exceed in the aggregate the sales price to Purchaser of the individual Product or Part giving rise to the claim (as purchased pursuant to this Agreement), and any action related to this Agreement must be commenced within one (1) year after: (i) the date on which the cause of action accrues; or (ii) termination of this Agreement, whichever period shall expire first.

16.3

The above limitations of Capstone’s liability and exclusions of indirect, special, incidental or consequential damages, as provided for in Sections 16.1 and 16.2, shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising this Agreement and any Ordering Request that may be issued by Purchaser pursuant thereto, except to the extent that such provision further limits Capstone’s liability.

16.4

The rights, remedies and obligations of the Parties set forth in this Agreement, together with the attached exhibits specifically referenced in this Agreement, are the exclusive rights, remedies and obligations of the Parties hereunder and are in lieu of any other right, remedy, or obligation available at law or in equity.

17. Indemnification. Purchaser shall indemnify and hold Capstone harmless from and against any and all costs, fees (including attorneys’ fees), losses, liabilities and expenses arising out of or related to acts or omissions of Purchaser or any party engaged by Purchaser, related to performance of its obligations under Sections 4, 8 and 13 of this Agreement. Purchaser shall indemnify and hold Capstone harmless from and against any and all costs, fees (including attorneys’ fees), losses, liabilities and expenses arising out of or related to Purchaser’s or End User’s improper use or operation of the Products, including, without limitation, those resulting from any products liability claim, to the extent such claim involves improper use or operation of the Products. Capstone shall indemnify and hold Purchaser harmless from and against any and all costs, fees (including attorneys’ fees), losses, liabilities and expenses arising out of or related to Capstone’s manufacture of the Products and Parts, including, without limitation, those resulting from any products liability claim.

18.

Dispute Resolution.  All disputes and claims for temporary or permanent redress or relief arising out of or with reference to this Agreement or any agreement or instrument expressly referenced herein or attached hereto as an exhibit and relating to the ownership, licensing, use, sublicensing, violation, infringement or performance hereunder with respect to Intellectual Property rights shall be brought by either Party in, and Capstone may bring an action for payment for Products or Parts sold to Purchaser in, a state or federal court in Los Angeles County, California.  The Parties submit to the foregoing jurisdiction of, and agree that the venue is proper in, these courts in any such legal action or proceeding as described above.  All other disputes, controversies, claims for temporary or permanent redress or relief arising out of or with reference to this Agreement or any agreement or instrument expressly referenced herein or attached hereto as an exhibit shall be settled by arbitration in Los Angeles, California by a panel of three arbitrators under the commercial arbitration rules of the American Arbitration Association.  Such arbitration shall be conducted by three (3) arbitrators, one (1) chosen promptly by Capstone, one (1) chosen promptly by Purchaser and a third, neutral arbitrator, selected promptly by the first two arbitrators.  The award of the arbitrators shall be final and binding and the Parties consent to the exclusive jurisdiction of any federal or state court in Los Angeles County for purposes of enforcing any decision of the arbitration panel.  Judgment on the arbitrators' award may be entered in any court having jurisdiction, provided that the arbitrators shall be bound by all provisions of this Agreement, including without limitation, Section 16 of this Agreement, and shall have no authority or power to enter an award which is in conflict with any of the provisions of this Agreement.  Any award which is in conflict with any of the provisions of this Agreement shall be null and void, and shall be vacated on the grounds that it exceeded the powers of the arbitrators.  By this Agreement the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and enforcement of the award, including without limitation, injunctive relief for the protection of Intellectual Property rights.  The Parties agree that the prevailing Party in either a legal action or proceeding or arbitration proceeding, as the case may be, shall be entitled to recover its reasonable attorneys’ fees and expenses such prevailing Party incurred.  Each Party hereto agrees to waive its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver is irrevocable and shall apply to any subsequent amendment, renewal, supplement or modification of this Agreement.

19.	Miscellaneous.
19.1

Governing Law.  This Agreement is governed by the laws of the State of California (including the California Uniform Commercial Code, as such laws are applied to contracts made and performed entirely within the State of California), without regard to California’s conflicts of laws provisions, and United States federal laws applicable to patents and trademarks.

19.2

Construction.  Throughout this Agreement, as the context requires: (i) the singular tense and number includes the plural, and the plural tense and number includes the singular; (ii) the past tense includes the present, and the present tense includes the past; and (iii) references to parties, sections, schedules, and exhibits mean the Parties, sections, schedules, and exhibits of and to this Agreement.

19.3

Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend, or interpret the scope of this Agreement or of any particular section.

19.4

Schedules and Exhibits.  If there is any conflict or inconsistency between the provisions set forth in this Agreement and the provisions set forth in any schedule or exhibit to this Agreement, to the extent possible such provisions will be interpreted in a manner so as to make them consistent. If it is not possible to interpret such provisions consistently, the provisions set forth in the body of this Agreement shall prevail.

19.5

Counterparts.  This Agreement may be executed and delivered in one (1) or more counterparts and by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.6	Amendments. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by the Parties hereto with the same formality as this Agreement.
19.7

Assignment.  This Agreement may not be assigned by either Party hereto without the prior written consent of the other Party.  The Parties acknowledge that compliance with this Section 19.7 is a material obligation under this Agreement.

19.8

Successors and Assigns. All covenants, representations and warranties of the Parties contained herein shall be binding upon and inure to the benefit of their respective heirs, successors, and permitted assigns.

19.9

Severability.  If any provision of this Agreement or the terms and conditions set forth herein is declared or found to be illegal, unenforceable, or void, the remaining provisions of this Agreement shall remain in full force and effect, subject to the immediately following provisions.  In the event any provision of this Agreement is declared or found to be illegal, unenforceable or void, the Parties agree to negotiate in good faith a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision.  If the remainder of the Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then such remainder will be enforced to the extent permitted by law.

19.10

Independent Review and Advice. Each Party hereto represents and warrants that it has carefully read this Agreement; including the schedules and exhibits hereto that each Party hereby executes this Agreement with full knowledge of the contents of the foregoing, the legal consequences thereof, and any and all rights which each may have with respect to one another; that each Party has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that each Party is entering into this Agreement of its own free will. The Parties expressly agree that there are no expectations contrary to the Agreement, and no usage of trade or regular practice in the industry shall be used to modify any of the terms and provisions of the Agreement.

19.11

Entire and Sole Agreement.  This Agreement, together with the agreements incorporated herein by reference and the attached exhibits specifically referenced in this Agreement, constitutes the complete and exclusive statement of the mutual understanding of the Parties with respect to its subject matter.  This Agreement (i) is final and binding without right  to return  Products and/or Parts and (ii) other than any NDA, which is incorporated in this Agreement by reference, supersedes any and all prior or contemporaneous understandings, representations, or other communication between the Parties of any sort, whether written or oral, with respect to its subject matter.  The Parties agree that all Products and Parts furnished by Capstone shall be subject to this Agreement which may not be changed or waived except in writing signed by the Parties with the same formality as this Agreement. Any additional, inconsistent, or different terms and conditions contained in Purchaser's Ordering Requests or other documents supplied by Purchaser or Capstone are hereby expressly null and void and waived.  In the event of a discrepancy between or among the various documents comprising this Agreement, the terms and conditions set forth in Sections 1 through 19 shall prevail.

19.12

Force Majeure.  Each Party’s performance under this Agreement shall be suspended (other than the obligation to pay monies already due to either Party or becoming due as a result of filling orders placed and accepted) for so long as such performance is hindered or prevented by events or occurrences beyond its reasonable control (“Force Majeure”), such as, but not limited to, riots, labor disputes of a general nature, national or civil wars (declared or undeclared), insurrections, rebellions, terrorist acts, embargoes, civil disturbances, earthquakes, dispositions or orders of governmental authority (whether such authority be actual or assumed), acts of civil or military authority, fires, strikes, delays in transportation, inability to obtain necessary labor, manufacturing facilities or materials from usual sources and acts of God.  Any delays resulting from any such cause shall extend the time for performance correspondingly.  If a failure to perform results from a governmental law, rule, regulation, disposition, or order and the affected Party is unable to perform, after making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed a Force Majeure.  The limitations contained in Section 16.1 of this Agreement shall also apply.

19.13

Relationship of the Parties.  Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, franchisor, franchisee, or employment relationship between the Parties hereto nor shall either Party have the right, power, or authority to create any obligation or duty, express or implied, on behalf of the other Party.  The Parties shall not act or represent themselves, either directly or by implication, as an agent for the other Party and shall not attempt to create any obligation, or make any representation, warranty, or covenant that the other Party has not specifically authorized in working on behalf, or in the name, of the other Party.

19.14

No Third Party Beneficiaries.  Unless otherwise expressly provided, none of the provisions or terms of this Agreement are intended to confer to or benefit any person or entity other than the Parties to this Agreement any rights, remedies or other benefits under or by reason of this Agreement.

19.15

Notices.  All notices or other communications under this Agreement, shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, e-mail, reputable overnight or other rapid courier with tracking capabilities, or by hand delivery; provided, however, that if a notice or other communication is sent via facsimile or e-mail, such notice or communication shall also be sent by one of the other means of transmittal (with the exception of facsimile or e-mail, as the case may be).  Such communications shall be deemed given and received upon delivery if sent by overnight courier or hand delivered, within three (3) business days of mailing, if sent by certified or registered mail, and within the time period set forth above for such method other than facsimile or e-mail if sent by facsimile or e-mail, and shall be addressed to the Parties at the address set below or such other addresses as the Parties may designate and provide notice of in writing from time to time in accordance with this Section 19.15.

If to Purchaser: Capstone Engineered Solutions 27812 Pollensa Mission Viejo, CA 92692 Attn: Corporate Counsel	If to Capstone: Capstone Turbine Corporation 16640 Stagg St. Van Nuys, California 91406 Attention: Corporate Counsel

19.16Waiver.  No waiver by either Party to this Agreement of any provision, condition, covenant, agreement, or representation contained in this Agreement (or waiver of any breach thereof) shall be effective unless it is in writing executed by the party waiving such term, provision, condition, covenant, agreement or representation (or waiver of any breach thereof).  No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement or representation (or waiver of any breach thereof) on any other occasion or as a waiver of any other term, provision, condition, agreement or representation (or waiver of any breach thereof) contained in this Agreement on the same or any other occasion.  The delay or failure of any Party in providing written notice hereunder shall not constitute a waiver by such Party of any default or any further default under the Agreement, except as may be provided for expressly by the terms of this Agreement.

19.17

Remedies. The election of one or more remedies, which are permitted by this Agreement, by either Party shall not constitute a waiver of the right by such Party to pursue any and all other available remedies.

IN WITNESS WHEREOF, by their signatures below, the Parties hereto acknowledge that they have reviewed carefully what has been expressed in this Agreement, which they understand is a legally binding document, and that the understandings and agreements expressed in this document are binding upon them as of the Effective Date.

CAPSTONE:PURCHASER:

CAPSTONE TURBINE CORPORATION	Capstone Engineered Solutions

BY:      BY:

NAME:      NAME:

TITLE:      TITLE:

DATE:      DATE:

Exhibit 1.2

to National Account Agreement

Purchaser shall purchase the following Products:

All Capstone Green Energy Products, Rentals and Services

Exhibit 4.3.4

to National Account Agreement

END USER LICENSE (INTERNATIONAL)

1. Introduction. This END USER LICENSE ("License") governs certain rights granted by Capstone to the customer (“End User”) who has acquired one or more Capstone MicroTurbine™ systems (which  systems, whenever acquired by End User together being referenced herein as the “Products”) which include the Licensed Items described below.

2. License Grant. Subject to the payment of amounts due from End User to the party selling the Products to End User, Capstone grants to End User a nonexclusive and nontransferable license to use the operating software and firmware contained within or used with the Products (“Licensed Items”) solely in connection with the Products for the purpose of generating electrical power. By installing or otherwise using the Licensed Items, End User agrees to be bound by the terms of this License. Apart from the express license granted in this Section, Capstone does not grant and End User does not receive any other license from Capstone, express or implied, and End User acknowledges that it holds no right, title, or interest in or to the Licensed Items, including, without limitation, all intellectual property rights embodied therein.

3. Term of License; Survival. The License granted to End User herein shall continue perpetually unless: (i) a Product to which this License applies is no longer operable and is not repairable, in which event the License shall terminate as to the applicable Product; (ii) End User breaches any material term or condition of this License or any other agreement with Capstone, in which event the License shall terminate as to all Products. All provisions of this License that contemplate performance or observance following its termination or expiration shall survive its termination or expiration.

4. Restrictions. All Licensed Items are proprietary to Capstone and are entitled to trade secret protection under the terms of this License.  End User shall not in any manner, directly or indirectly or through others, attempt to decompile, copy, reverse assemble, reverse engineer, modify, translate or disassemble the Licensed Items in whole or in part.  End User shall not grant access to the Licensed Items or the Products to any party other than Capstone, Capstone’s authorized service representatives, and End User's employees and agents who have an actual need for such access in the course of their duties.

5. Ownership of Intellectual Property Rights. All copyrights and other intellectual property rights embodied in the Products or the Licensed Items shall remain the sole property of Capstone and neither End User nor any other party will have or acquire any right, title to and/or interest therein under this License.  End User agrees that it shall not in any manner represent that it has any rights in or to the trade names, trademarks, trade secrets, trade dress, service marks, confidential information or copyrights of Capstone.

6. Intellectual Property Infringement Protection.  Capstone will defend or, at its option, settle, any claim, suit or proceeding brought against End User, and pay any liabilities, damages and costs awarded in any such suit or proceeding, if the suit or proceeding is based on a claim that a Product, part for the Product (“Part”) or Licensed Item infringes any United States intellectual property right of any third party (other than those arising out of conditions described below), provided that: (i) End User notifies Capstone in writing within 10 calendar days of the receipt of any such claim; (ii) Capstone has sole control of the defense of such claim and all related settlement negotiations; (iii) End User makes no admission of any alleged infringement; and (iv) End User provides Capstone with assistance, information and authority necessary to perform Capstone’s duties under this paragraph. If a Product, Part or Licensed Item is held to infringe, Capstone shall have the option in its sole discretion to: (i) modify the Product, Part or Licensed Item to cause the same to be non-infringing; (ii) obtain for the authorized End User a license to continue using the Product, Part or Licensed Item; or (iii) refund the fees paid for the Product, Part or Licensed Item upon return of such Product, Part or Licensed Item to Capstone at its expense, depreciated over a three (3) year period.  Capstone shall have the right to refuse to supply additional Products, Parts or Licensed Items subject to a claim or threatened claim of infringement.  In no event shall Capstone be liable for any claim of infringement, and End User agrees to protect and defend Capstone in the same manner and extent that Capstone has agreed to defend End User as set forth herein, when such claim is based on the use of any Product, Part or Licensed Item altered in whole or in part by End User or used in connection with any equipment, process, software or technology other than that necessary for use of the Product, Part or Licensed Item for the particular application as contemplated by the Capstone Operations Manual and all applicable specifications.  THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF CAPSTONE FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD TO THOSE ITEMS, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

7. Remote Monitoring. As a condition of the License, End User acknowledges and agrees that every Capstone MicroTurbine™ system includes software and hardware which allow for the remote monitoring of performance of the Products and collection of information related to the Products and that Capstone will regularly utilize the remote monitoring software and hardware to access and obtain information related to the Products and/or their use.  End User will not impede or deny remote monitoring by Capstone under any circumstances.

8. Assignment. End User shall not assign or transfer this License or any of its rights or obligations hereunder without the prior written consent of Capstone.  This License shall inure to the benefit of and bind the successors and permitted assigns of Capstone and End User.  All permitted assignees of End User shall confirm in writing to Capstone its agreement to the terms and conditions of this License within 60 days following the effective date of the permitted assignment.  Capstone expressly reserves the right to condition its approval of an assignment by End User upon the payment of a transfer fee in accordance with Capstone’s then current fee schedule.

Exhibit 4.4.4

to National Account Agreement

Insurance Coverage Requirements

1.

Commercial General Liability coverage on an occurrence basis for limits of $1,000,000 Combined Single Limit per occurrence and $2,000,000 aggregate. Such policy shall also contain a limit of $1,000,000 per occurrence for Personal Injury/Advertising Injury, and a separate Products Completed Operations aggregate of $2,000,000.

2.	Auto Liability for owned, non-owned and hired autos, for a limit of $1,000,000 Combined Single Limit.

3.	Umbrella liability limits of $10,000,000 per occurrence and annual aggregate with commercial general liability, automobile liability and employers’ liability scheduled on the policy.

4.	Property insurance covering the replacement cost of all property owned, leased or in Purchaser’s care, custody and/or control.

5.	Professional Liability coverage of $1,000,000 per occurrence or in the aggregate for those who perform Application Engineering Services.

6.

Workers’ Compensation statutory benefits for states in which Purchaser conducts business, including Employer’s Liability for limits of $1,000,000 for each accident, disease for each employee and disease for the policy limit.

The above limits are considered to be minimum coverage and the amount of coverage purchased will be based upon the currency exchange rates in effect at the time the policy is purchased.  In the event that local compulsory insurance laws require higher or additional coverage then the local requirements will apply.

Exhibit 5.8

To the National Account Agreement

The Warranty and FPP Reimbursement Rate will be Ninety U.S. Dollars ($135.00 USD) per hour.

The Warranty and FPP Reimbursement Rate for rental systems will be One Hundred-Fifty U.S. Dollars ($150.00 USD) per hour for actual time to effect repair.

Exhibit 8

To National Account Agreement

Capstone Turbine Corporation • 16640 Stagg Street • Van Nuys• CA 91406 • USA
Telephone: (818) 734-5300 • Fax: (818) 734-5320 • Web: www.microturbine.com

Capstone Turbine Corporation New System Limited Warranty

A new system covered under this limited warranty is any new or refurbished Capstone MicroTurbine™ purchased from Capstone Turbine Corporation ("**Capstone**") or any other authorized representatives thereof, and the accessories and parts provided therewith so long as such accessories or parts are included on new system purchase orders at the time the Capstone MicroTurbine™ is shipped from Capstone's facility (together, the "**Warranted Items**"). Warranty coverage includes replacement parts and labor for component shipment, removal, repair or replacement, and reinstallation. In performing its obligations under this limited warranty, Capstone may, at its sole discretion, use or may cause its authorized representatives to use, either new or Capstone remanufactured parts. Any components, parts or accessories replaced under this limited warranty shall be returned to Capstone at Capstone's sole discretion, and thereafter shall become the property of Capstone. **THIS LIMITED WARRANTY IS SUBJECT TO THE FOLLOWING LIMITATIONS AND EXCLUSIONS:**

1. The period of warranty is: fifteen (15) months from the date of shipment from Capstone (if the destination of the shipment is within the United States, Canada or Mexico) / eighteen (18) months from the date of shipment from Capstone (if the destination is outside of the United States, Canada or Mexico), or twelve (12) months from Completed Commissioning[1], whichever occurs first.
2. Capstone's sole obligation under this limited warranty is to repair or replace (at Capstone's option) the Warranted Items that caused a failure due to defect in materials or workmanship under normal operation.
3. With respect to offshore facilities, this warranty only covers replacement parts. Labor to troubleshoot, remove and/or repair defective parts is not included for offshore facilities.
4. Capstone's obligations under this warranty are subject to Capstone receiving reasonable access to the facility and information requested by Capstone regarding the site and installation that may be needed in order to evaluate the warranty claim and perform the warranty work.
5. Failures caused by the following are excluded from coverage under this limited warranty:
   a. Damage arising from storage, shipping, vandalism, accidents, misuse, negligence, recklessness, and/or failure to maintain the Warranted Item in accordance with Capstone's recommendations, misapplication, rust, oxidation, corrosion, unauthorized modification or other damage to the Warranted Items. Misuse as used in the prior sentence includes, but is not limited to, continuing attempts to operate or actual operation of the Capstone MicroTurbine™ system after a non-conformity has been observed or identified without Capstone's express approval and authorization to do so.
   b. Warranted Items that have been damaged by or subjected to abrasion, corrosion, chemicals, gases or other foreign objects present in the physical environment or other conditions in which the Capstone MicroTurbine™ system operates.
   c. Accessories or parts that are not Warranted Items.
   d. Acts of God, war, floods, earthquakes, wind, lightning, freezing, fire or salt water.
   e. Damage caused by power quality disturbances (sags, surges, and harmonics) in grid-connected operation, and operation of the Warranted Items outside the pressure and temperature specifications provided by Capstone.

[1] "Completed Commissioning" is the date on which Capstone and the End User approve in writing the Commissioning Checklist.

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Capstone Turbine Corporation • 16640 Stagg Street • Van Nuys • CA 91406 • USA
New System Limited Warranty

   f. Improper battery maintenance.
6. The following items shall void this limited warranty:
   a. Inadequate maintenance.
   b. Installation, commissioning, maintenance, repair or alteration of the Warranted Items by anyone other than Capstone, or a party authorized by Capstone.
   c. Operation of the Warranted Items outside of specifications described in the then current applicable Product Specification Sheet at the time of shipment of the Warranted Items, including, without limitation, use of fuels other than what is described therein.
   d. Improperly designed or improperly implemented interconnect points or connections.
7. Specifically, this limited warranty does not provide for:
   a. Maintenance.
   b. Any incidental or consequential damages or expenses that the owner or user may incur as a result of a failure covered by this limited warranty.
   c. Repairs, including parts, and/or failures resulting from components provided by others in the installation of the Warranted Items.
8. All disputes arising out of this warranty shall be settled by arbitration in Los Angeles, California by a panel of three arbitrators under the commercial arbitration rules of the American Arbitration Association. The award of the arbitrators shall be final and binding and the parties consent to the exclusive jurisdiction of any federal or state court in Los Angeles County for enforcing any decision of the arbitration panel.
9. **THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY NON-CONTRACTUAL LIABILITIES INCLUDING PRODUCT LIABILITIES BASED UPON NEGLIGENCE OR STRICT LIABILITY. AS A CONDITION OF THIS LIMITED WARRANTY IT IS AGREED THAT IN NO EVENT CAN CAPSTONE BE HELD LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR INJURIES, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFIT, LOST GOOD WILL, LOST BUSINESS, COST OF COVER OR OTHER INDIRECT ECONOMIC DAMAGES, COMMERCIAL LOSSES, OR DAMAGE TO STRUCTURES OR EQUIPMENT TO WHICH THE SYSTEM IS CONNECTED OR CONTAINED WITHIN. NO PERSON OR ENTITY IS AUTHORIZED TO MAKE ANY REPRESENTATIONS OR PROMISES ON BEHALF OF CAPSTONE OR MODIFY THE TERMS AND LIMITATIONS OF THIS LIMITED WARRANTY.**

(March 2018) Page 2 of 2

Capstone
Capstone Turbine Corporation • 16640 Stagg Street • Van Nuys• CA 91406 • USA
Telephone: (818) 734-5300 • Fax: (818) 734-5320 • Web: www.microturbine.com

Capstone Turbine Corporation After-Market Parts Limited Warranty

Capstone Turbine Corporation ("**Capstone**") warrants that it will replace only those parts (new or remanufactured) which are sold after commissioning and which fail under normal operation (the "**Warranted Parts**"). **THIS LIMITED WARRANTY, HOWEVER, IS SUBJECT TO THE FOLLOWING LIMITATIONS AND EXCLUSIONS:**

1. The period of this limited warranty is:
    a. Remanufactured parts – twelve (12) months from the date of commissioning or twenty-four (24) months from the date of shipment from Capstone or, in the case of engines, twelve (12) months from the date of commissioning or twenty-four (24) months from the date of shipment from Capstone, whichever occurs first.
    b. New parts - twelve (12) months from the date of commissioning or twenty-four (24) months from the date of shipment from Capstone or, in the case of engines, twelve (12) months from the date of commissioning or twenty-four (24) months from the date of shipment from Capstone, whichever occurs first.
2. Capstone's sole obligation under this limited warranty is to repair or replace (at Capstone's option) only the new or remanufactured parts that fail due to defect in materials or workmanship under normal operating conditions. Capstone is not obligated under this limited warranty to provide labor associated with any aspect of the warranty event unless Capstone was specifically paid to install the failed part (refer to Capstone Limited Labor Warranty).
3. Capstone's obligations under this limited warranty are subject to Capstone receiving reasonable access to the facility and information requested by Capstone regarding the site and installation that may be needed in order to evaluate the warranty claim and perform the warranty work.
4. The following are excluded from coverage under this limited warranty:
    a. Damage to a Capstone MicroTurbine™ system, component, part or accessory thereof resulting from the failure of a Warranted Part ("**Collateral Damage**"), unless the Collateral Damage is covered by a separate Capstone warranty then in effect.
    b. Damage arising from storage, shipping, vandalism, accidents, misuse, negligence, recklessness and/or failure to maintain the Warranted Part in accordance with Capstone's recommendations, misapplication, rust, oxidation, corrosion, unauthorized modification or other damage to the Warranted Parts. Misuse as used in the prior sentence includes, but is not limited to, continuing attempts to operate or actual operation of the Capstone MicroTurbine™ system after a non-conformity has been observed or identified without Capstone's express approval and authorization to do so.
    c. Warranted Parts that have been damaged by or subjected to abrasion, corrosion, chemicals, gases or other foreign objects present in the physical environment or other conditions in which the Capstone MicroTurbine™ system is operating.
    d. Accessories or parts that are not Warranted Parts.
    e. Acts of God, war, floods, earthquakes, wind, lightning, freezing, fire or salt water.
    f. Damage caused by power quality disturbances (sags, surges, and harmonics) in grid connected operation, and operation of the Warranted Parts outside the pressure and temperature specifications provided by Capstone.

(March 2018)
Page 1 of 2

Capstone Turbine Corporation • 16640 Stagg Street • Van Nuys • CA 91406 • USA
After-Market Parts Limited Warranty

5. The following items shall void this limited warranty:
   a. Inadequate maintenance of the Capstone MicroTurbine™ system in which the Warranted Parts are contained.
   b. Operation of the Warranted Items outside of specifications described in the then current applicable Product Specification Sheet at the time of shipment of the Warranted Items, including, without limitation, use of fuels other than what is described therein.
   c. Installation, commissioning, maintenance, repair or alteration to any Capstone MicroTurbine™ system in which the Warranted Parts are included, by anyone other than Capstone, or a party authorized by Capstone to perform such service.
   d. Improperly designed or improperly implemented interconnect points or connections.
6. Specifically, this limited warranty does not provide for:
   a. Maintenance.
   b. Any incidental or consequential damages or expenses that the owner or user may incur as a result of a failure covered by this limited warranty.
   c. Repairs, including parts, and/or failures resulting from components provided by anyone other than Capstone, or a party authorized by Capstone to provide such components in the installation of the Capstone MicroTurbine™ system.
7. All disputes arising out of this warranty shall be settled by arbitration in Los Angeles, California by a panel of three arbitrators under the commercial arbitration rules of the American Arbitration Association. The award of the arbitrators shall be final and binding and the parties consent to the exclusive jurisdiction of any federal or state court in Los Angeles County for enforcing any decision of the arbitration panel.
8. **THIS LIMITED WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY NON-CONTRACTUAL LIABILITIES INCLUDING PRODUCT LIABILITIES BASED UPON NEGLIGENCE OR STRICT LIABILITY. AS A CONDITION OF THIS LIMITED WARRANTY IT IS AGREED THAT IN NO EVENT CAN CAPSTONE BE HELD LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR INJURIES, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFIT, LOST GOOD WILL, LOST BUSINESS, COST OF COVER OR OTHER INDIRECT ECONOMIC DAMAGES, COMMERCIAL LOSSES, OR DAMAGE TO STRUCTURES OR EQUIPMENT TO WHICH THE SYSTEM IS CONNECTED OR CONTAINED WITHIN. NO PERSON OR ENTITY IS AUTHORIZED TO MAKE ANY REPRESENTATIONS OR PROMISES ON BEHALF OF CAPSTONE OR MODIFY THE TERMS AND LIMITATIONS OF THIS LIMITED WARRANTY.**

(March 2018) Page 2 of 2